Exhibit (a)(1)(B)

Employee Name: _________________

LIONS GATE ENTERTAINMENT CORP.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS AND SARS
ELECTION FORM AND RELEASE AGREEMENT

Instructions:

•	Before you complete or return this form, you should read the Offer Circular dated April 9, 2020 (the “Offer Circular”) that accompanies this form. You may obtain an additional copy of the Offer Circular by contacting Adrian Kuzycz or Scott Sweeney at the email addresses given below. The Offer Circular contains important information about the terms and risks of the Offer, and explains many of the terms used in this form. For purposes of this form, “Eligible Options” means all outstanding stock options and share appreciation rights (“SARs”) granted to you by Lions Gate Entertainment Corp. (“Lionsgate”) that have an exercise price that is greater than (1) in the case of options and SARs for Class A Voting Shares, $17.09 per share, and (2) in the case of options and SARs for Class B Non-Voting Shares, $16.30 per share. Capitalized terms not defined in this Election Form and Release Agreement will have the meanings set forth in the Offer Circular.
•	After you have read the Offer Circular, please complete this form and return it to Lionsgate. You should return the form by e-mail (in portable document form (PDF) only) to:

Adrian Kuzycz

Executive Vice President and Associate General Counsel

e-mail: akuzycz@lionsgate.com

Scott Sweeney

Stock Plan Administrator

e-mail: ssweeney@lionsgate.com

•	For your election to be valid, you must submit a PDF of your completed, signed and dated election form prior to the deadline. We cannot accept election forms by e-mail in any other form, and we cannot accept election forms by any means of delivery other than e-mail to one of the addresses identified above. Delivery will be effective only when the form is actually received by Lionsgate.
•	Lionsgate is not obligated to give you notice of any defects or irregularities in your elections on this form, nor will anyone incur any liability for failure to give any such notice. Lionsgate will determine, in its discretion, all questions as to the form and validity, including time of receipt, of elections. Lionsgate’s determination of these matters will be final and binding although participants in the Offer may challenge our determination in a court of competent jurisdiction.
•	If you need additional information, please read the Offer Circular or contact Adrian Kuzycz at akuzycz@lionsgate.com or Scott Sweeney at ssweeney@lionsgate.com. Please be sure to allow at least five (5) business days for us to respond to your request.
•	DEADLINE: If you wish to accept the Offer, we must receive this election form no later than 11:59 p.m. Eastern Time on Thursday, May 7, 2020, unless we extend the deadline for the Offer. If we do not receive an election form from you prior to this deadline, you will be deemed to have rejected the Offer.
•	If you elect to accept the Offer and later change your mind, you may change your election by filing a Notice of Change of Election form using the procedures described above before 11:59 p.m. Eastern Time on Thursday, May 7, 2020. Your elections will become irrevocable at that time, and you will not be permitted to make any changes thereafter.

Employee Name: _________________

A. Election.

As to each of my Eligible Options identified below, I hereby make the election indicated below on the line corresponding to that option to accept or reject the Offer as to that option (check the applicable box(es), sign under Section B of this form and return this form to Lionsgate. You may elect to accept the Offer as to any or all of your Eligible Options. If no election is checked for a particular Eligible Option, you will be deemed to have rejected the Offer as to that Eligible Option. We will rely on the last valid election that we receive from you before the Offer deadline). Please consult the Offer Circular (beginning on page 5) for the specific Exchange Ratio for each of your Eligible Options.

Eligible Options

Date of Grant	Type of Award	Per Share Exercise Price*	No. of Shares Originally Granted	No. of Shares Outstanding as of April 9, 2020**	Class of Shares (A/B) Covered by Grant	Expiration Date	Election to Accept or Reject the Offer
☐ Accept ☐ Reject
☐ Accept ☐ Reject
☐ Accept ☐ Reject
☐ Accept ☐ Reject

* Please note that options or SARs that have an exercise price that is less than the closing price of our common stock on the date the Offer expires will not be exchanged. Please see the Offer Circular for additional information.

** To the extent that any of your Eligible Options is subject to performance-based vesting requirements as of April 9, 2020, the number of shares shown in the table is subject to adjustment in accordance with the terms of the Eligible Option based on Lionsgate’s determination of performance for the applicable performance period.

The table above lists the Eligible Options our records indicate you held as of April 9, 2020. Note that this table may include options that you have already exercised, but had not yet been processed by us as of the date that the table was generated. Because the Offer will only apply to Eligible Options that are unexercised and outstanding when the Offer expires, if you accept the Offer and you have already exercised any Eligible Options, you will not be able to exchange those options in the Offer. If any of the information contained in the table above is not correct, or if you believe that you hold options or SARs that should be eligible for the Offer but are not reflected in the table, contact Adrian Kuzycz at akuzycz@lionsgate.com or Scott Sweeney at ssweeney@lionsgate.com. Please be sure to allow at least five (5) business days for us to respond to your request.

Employee Name: _________________

B. Signature. I hereby represent and confirm to Lionsgate that:

•	I have full power and authority to sign and deliver this election and release form and to tender Eligible Options pursuant to the terms of the Offer;
•	I have received the Offer Circular and its attachments (which, together with this election and release form and any valid Notice of Change of Election that I may subsequently file, are collectively referred to in this form as the “Offer Documents”) and I have had an opportunity to review all of the information incorporated by reference into the Offer Documents;
•	I have had adequate time and opportunity to ask questions of Lionsgate about the Offer and the Offer Documents, and to seek advice from my independent legal, tax and/or financial advisors concerning the Offer and the Offer Documents;
•	I understand that the Offer Documents contain all of the terms of the Offer in their entirety, and that I have not relied on any other documents or oral representations from Lionsgate or any of its officers, directors, employees, representatives, affiliates or agents in deciding to accept or reject the Offer;
•	Lionsgate has not made any recommendation to me as to whether I should accept or reject the Offer, and any election to accept the Offer is wholly voluntary;
•	the information set forth in the table in Section A is correct; and
•	my election to accept or reject the Offer as set forth on this form is correct.

I understand that the Offer will expire at 11:59 p.m. Eastern Time on Thursday, May 7, 2020 (the “Expiration Time”), unless Lionsgate extends the Expiration Time. I understand that I may not revoke my election to accept or reject the Offer after the Expiration Time. I understand that I can withdraw or change my election on this form at any time prior to the Expiration Time only by completing and signing a Notice of Change of Election form and returning it to Lionsgate so that it is received prior to the Expiration Time. If I submit a Notice of Change of Election form to Lionsgate that is received by Lionsgate prior to the Expiration Time, I understand that my previous election(s) will be cancelled, and that the election(s) marked on the Notice of Change of Election form will be effective for all purposes relating to the Exchange Offer. The election that I make on the last valid election form (whether made on this Election Form and Release Agreement or a subsequent Notice of Change of Election form) that is received by Lionsgate prior to the Expiration Time will constitute my final, irrevocable election.

I understand and agree that my employment with Lionsgate is and will continue to be on an at-will basis, and that my employment status with Lionsgate is not affected in any way by the Offer or by anything contained in the Offer Documents.

I also understand that if I alter or modify this form in any way (other than by checking the box(es) corresponding to my election in Section A and completing the signature block below), my alterations and/or modifications will not be effective and will not be binding on Lionsgate.

Employee Name: _________________

This form and the rights and obligations of the parties hereunder, and the Offer Documents, will be construed and enforced in accordance with the laws of the State of California, without regard to principles of conflict of laws. The parties agree that the application of California law to this form, the Offer and the Offer Documents is fair and equitable.

If I have accepted the Offer (as indicated in Section A of this form) as to any or all of my Eligible Options, I agree to be bound by the terms of the release and other terms and conditions set forth in Section C of this form, which are hereby incorporated by reference.

This form must be completed and signed in the space below. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title must be specified, and proper evidence of the authority of such person to act in such capacity must be submitted with this form.

Signature	Print Name	Date

C. Release and Other Terms and Conditions (For Persons Accepting the Offer Only)

By accepting the Offer (by marking such election in Section A of this form), and by my signature in Section B of this form, I hereby agree with Lionsgate as follows:

•	Subject to all of the terms and conditions of the Offer, I hereby tender the Eligible Options I have elected in Section A of this form to exchange pursuant to the Offer (such exchanged options are referred to in this form as “Cancelled Options”), and I agree that all of my Cancelled Options will automatically terminate effective as of the Expiration Time of the Offer.
•	If any Eligible Option has a per share exercise price that is less than the closing price of Lionsgate’s common stock on the date the Offer expires, that Eligible Option will not be exchanged in the Offer, will not be a Cancelled Option, and no New Option (as such term is defined in the Offer Circular) will be granted with respect to that option, but that option will remain outstanding in accordance with its terms.
•	Upon acceptance of the Cancelled Options by Lionsgate, I, on my own behalf and on behalf of my heirs, dependents, executors, administrators and assigns, hereby release Lionsgate and its successors, assigns, affiliates, representatives, directors, officers and employees, past and present (collectively referred to in this form as “Released Persons”), with respect to and from any and all claims, damages, agreements, obligations, actions, suits, proceedings and liabilities of whatever kind and nature, whether now known or unknown, suspected or unsuspected (collectively referred to in this form as “Claims”), that I now own or hold or at any time previously owned or held against any of the Released Persons and that relate to or are in any way connected with the Cancelled Options. I acknowledge that I may later discover claims or facts that are in addition to or are different from those which I now know or believe to exist with respect to the Cancelled Options. Nevertheless, I hereby waive any Claim relating to or connected with the Cancelled Options that might arise as a result of such different or additional claims or facts. I fully understand the significance and consequence of this release.

Employee Name: _________________

•	I have not previously assigned or transferred to any person (other than Lionsgate) any interest in the Cancelled Options, and I agree to defend, indemnify and hold harmless all Released Persons from and against any claim based on or in connection with any purported assignment or transfer.
•	Lionsgate will grant me a New Option in exchange for my Cancelled Options in accordance with the terms and conditions set forth in the Offer Circular.
•	If I retire or my employment with Lionsgate or one of its subsidiaries terminates for any reason (whether voluntary or involuntary, or at my election or Lionsgate’s or one of its subsidiaries’ election) prior to the Expiration Time, I understand and agree that I will not be entitled to receive any New Options, and that all of my Eligible Options will remain outstanding in accordance with their terms.
•	I consent and agree that my New Option(s) will be evidenced by, and subject to the terms and conditions set forth in, a new award agreement in the applicable form attached to the Offer Circular.
•	The Offer Documents comprise the entire agreement and final understanding concerning the Offer and my Cancelled Options, and the Offer Documents supersede and replace all prior agreements, proposed or otherwise, whether written or oral, between Lionsgate and me concerning the subject matter thereof. Lionsgate will not be bound by any representation, promise or agreement that is not specifically contained in the Offer Documents.
•	Lionsgate reserves the right, under the circumstances set forth in the Offer Circular, to terminate or amend the offer, or to postpone its acceptance and cancellation of any Cancelled Options.
•	If any provision of the Offer Documents or this election and release form is found to be invalid, such finding will not affect the validity and enforceability of the other provisions of such documents, so long as the essential economic provisions of this form and the Offer can still be given effect.
•	I agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this form and the Offer and which are not inconsistent with their respective terms.
FOR COMPANY USE ONLY Accepted and Agreed on Behalf of the Company: Lions Gate Entertainment Corp. (To be completed by Lionsgate after the Exchange to certify that the Exchange has been completed.)
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Signature	Title	Date